Exhibit 8.2

WHITTLESEY & HADLEY, P.C.
Certified Public Accountants/Consultants
March 11, 2011	147 Charter Oak Avenue Hartford, Connecticut 06106
Boards of Directors
Naugatuck Valley Mutual Holding Company	860.522.3111 (voice)
Naugatuck Valley Financial Corporation	860.524.4475 (fax)
Naugatuck Valley Savings and Loan
(New) Naugatuck Valley Financial Corporation	www.whcpa.com
333 Church Street
Naugatuck, Connecticut 06770

Ladies and Gentlemen:

You have asked our opinion regarding certain material Connecticut income tax consequences of the conversion of Naugatuck Valley Mutual Holding Company, a federal mutual holding company (the “Mutual Holding Company”), into the capital stock form of organization (the “Conversion”) pursuant to the transactions described below.

In connection with our opinion, we have relied upon the accuracy of the factual matters set forth in the Plan of Conversion and Reorganization (the “Plan”) (see below) and the Registration Statement filed by (new) Naugatuck Valley Financial Corporation (the “Holding Company”) with the Securities and Exchange Commission (“SEC”) under the Securities Act of 1933, as amended, and the Application for Conversion on Form AC filed by the Mutual Holding Company with the Office of Thrift Supervision (the “OTS”). Capitalized terms used but not defined herein shall have the same meaning as set forth in the Plan.

We are also relying on certain representations as to factual matters provided to us by the Mutual Holding Company, Naugatuck Valley Savings and Loan (the “Bank”), (existing) Naugatuck Valley Financial Corporation (the “Mid-Tier Holding Company”) and the Holding Company, as set forth in the certificates signed by authorized officers of each of the aforementioned entities and incorporated herein by reference. We express no opinion concerning the effects, if any, of variations from the foregoing.

The proposed transaction and its federal tax consequences are described in an opinion letter dated March 11, 2011, provided by Kilpatrick Townsend & Stockton LLP (the “Federal Opinion Letter”) stating that:

1. The MHC Merger will qualify as a tax-free reorganization within the meaning of Section 368(a)(1)(A) of the Code. (Section 368(a)(1)(A) of the Code.)

2. The Mutual Holding Company will not recognize any gain or loss on the transfer of its assets to the Mid-Tier Holding Company and the Mid-Tier Holding Company’s assumption of its liabilities, if any, in constructive exchange for a liquidation interest in the Mid-Tier Holding Company or on the constructive distribution of such liquidation interest to the Mutual Holding Company’s members who remain depositors of the Bank. (Section 361(a), 361(c) and 357(a) of the Code.)

3. No gain or loss will be recognized by the Mid-Tier Holding Company upon the receipt of the assets of the Mutual Holding Company in the MHC Merger in exchange for the constructive transfer to the members of the Mutual Holding Company of a liquidation interest in the Mid-Tier Holding Company. (Section 1032(a) of the Code.)

4. Persons who have an interest in the Mutual Holding Company will recognize no gain or loss upon the constructive receipt of a liquidation interest in the Mid-Tier Holding Company in exchange for their voting and liquidation rights in the Mutual Holding Company. (Section 354(a) of the Code.)

5. The basis of the assets of the Mutual Holding Company (other than stock in the Mid-Tier Holding Company) to be received by the Mid-Tier Holding Company will be the same as the basis of such assets in the hands of the Mutual Holding Company immediately prior to the transfer. (Section 362(b) of the Code.)

6. The holding period of the assets of the Mutual Holding Company in the hands of the Mid-Tier Holding Company will include the holding period of those assets in the hands of the Mutual Holding Company. (Section 1223(2) of the Code.)

7. The Mid-Tier Merger will constitute a mere change in identity, form or place of organization within the meaning of Section 368(a)(1)(F) of the Code and therefore will qualify as a tax-free reorganization within the meaning of Section 368(a)(1)(F) of the Code. (Section 368(a)(1)(F) of the Code.)

8. The Mid-Tier Holding Company will not recognize any gain or loss on the transfer of its assets to the Holding Company and the Holding Company’s assumption of its liabilities in exchange for shares of common stock in the Holding Company or on the constructive distribution of such stock to Minority Stockholders and the Liquidation Account to the Eligible Account Holders and Supplemental Eligible Account Holders. (Sections 361(a), 361(c) and 357(a) of the Code.)

9. No gain or loss will be recognized by the Holding Company upon the receipt of the assets of the Mid-Tier Holding Company in the Mid-Tier Merger. (Section 1032(a) of the Code.)

10. The basis of the assets of the Mid-Tier Holding Company (other than stock in the Bank) to be received by the Holding Company will be the same as the basis of such assets in the hands of the Mid-Tier Holding Company immediately prior to the transfer. (Section 362(b) of the Code.)

11. The holding period of the assets of the Mid-Tier Holding Company (other than stock in the Bank) to be received by the Holding Company will include the holding period of those assets in the hands of the Mid-Tier Holding Company immediately prior to the transfer. (Section 1223(2) of the Code.)

12. Minority Stockholders will not recognize any gain or loss upon their exchange of Mid-Tier Holding Company common stock for Holding Company common stock. (Section 354 of the Code.)

13. Eligible Account Holders and Supplemental Eligible Account Holders will not recognize any gain or loss upon their constructive exchange of their liquidation interests in the Mid-Tier Holding Company for the Liquidation Account in the Holding Company. (Section 354 of the Code.)

14. The payment of cash to the Minority Stockholders in lieu of fractional shares of Holding Company Common Stock will be treated as though the fractional shares were distributed as part of the Mid-Tier Merger and then redeemed by the Mid-Tier Holding Company. The cash payments will be treated as distributions in full payment for the fractional shares deemed redeemed under Section 302(a) of the Code, with the result that such shareholders will have short-term or long-term capital gain or loss to the extent that the cash they receive differs from the basis allocable to such fractional shares. (Rev. Rul. 66-365, 1966-2 C.B. 116 and Rev. Proc. 77-41, 1977-2 C.B. 574.)

15. It is more likely than not that the fair market value of the nontransferable subscription rights to purchase Holding Company Common Stock is zero. Accordingly, it is more likely than not that no gain or loss will be recognized by Eligible Account Holders, Supplemental Eligible Account Holders and Other Voting Members upon distribution to them of nontransferable subscription rights to purchase shares of Holding Company Common Stock. (Section 356(a) of the Code.) Eligible Account Holders, Supplemental Eligible Account Holders and Other Voting Members will not realize any taxable income as the result of the exercise by them of the nontransferable subscriptions rights. (Rev. Rul. 56-572, 1956-2 C.B. 182.)

16. It is more likely than not that the fair market value of the benefit provided by the Bank Liquidation Account supporting the payment of the Liquidation Account in the event the Holding Company lacks sufficient net assets is zero. Accordingly, it is more likely than not that no gain or loss will be recognized by Eligible Account Holders and Supplemental Eligible Account Holders upon the constructive distribution to them of such rights in the Bank Liquidation Account as of the effective date of the Mid-Tier Merger. (Section 356(a) of the Code.)

17. It is more likely than not that the basis of the Holding Company Common Stock purchased in the Offerings by the exercise of the nontransferable subscription rights will be the purchase price thereof. (Section 1012 of the Code.)

18. Each shareholder’s holding period in his or her Holding Company Common Stock received in the exchange will include the period during which the Mid-Tier Holding Company Common Stock surrendered was held, provided that the common stock surrendered is a capital asset in the hands of the shareholder on the date of the exchange. (Section 1223(1) of the Code.)

19. Each shareholder’s aggregate basis in his or her Holding Company Common Stock received in the exchange will equal the aggregate basis of the common stock surrendered in exchange therefor. (Section 358(a) of the Code.)

20. The holding period of the Holding Company Common Stock purchased pursuant to the exercise of subscriptions rights shall commence on the date on which the right to acquire such stock was exercised. (Section 1223(5) of the Code.)

21. No gain or loss will be recognized by the Holding Company on the receipt of money in exchange for Holding Company Common Stock sold in the Offering. (Section 1032 of the Code.)

The facts, assumptions and representations and the federal tax consequences set forth in the Federal Opinion Letter are incorporated in this opinion letter by reference as if fully set forth herein. References and abbreviations used in the Federal Opinion Letter are also used herein.

OPINION

Based on the foregoing, we are of the opinion that, for purposes of the Connecticut Corporate Business Tax and individual income tax only:

1.	No gross income, gain or loss will be recognized by the Company, the Bank, or Mutual Holding Company, as a result of the Offering. Pursuant to Section 12-213(a)(9) of the Connecticut General Statutes, Connecticut taxable gross income is based on income as calculated pursuant to the Internal Revenue Code of 1986, as amended (the “Code”).

2.	No gross income, gain or loss will be recognized by any entity or natural person holding a deposit account with the Bank as a result of the non-transferable subscription rights to purchase the common stock of the Company in accordance with the Plan provided that the non-transferable subscription rights have no value to the extent set forth in the Federal Tax Opinion of Kilpatrick Townsend & Stockton LLP.

With respect to the Connecticut tax treatment of the Offering, we do not express an opinion as to the sales and use, property, conveyance, or any other non-income tax consequences thereof.

We base our opinion upon the Connecticut General Statutes and the Code, the regulations issued thereunder, and relevant administrative interpretations and judicial precedents as of the date hereof. There can be no assurance that positions contrary to those set forth in our opinion may not be taken by the Connecticut Department of Revenue Services or that a court considering the issues would not make a determination contrary or inconsistent with our opinions. Also, if there is any change in the applicable law or regulations, or administrative or judicial interpretations thereof, any or all of the opinions expressed herein may become in applicable. We undertake no responsibility to update this opinion if such events occur.

No opinions should be inferred as to any other matters or as to the tax treatment of the transactions that we do not specifically address. We express no opinion as to other Connecticut laws or as to factual or legal matters other than as set forth herein.

This opinion letter is given solely for the benefit of the parties to the Plan, the shareholders of the Bank and Eligible Account Holders, Supplemental Eligible Account Holders and other investors who purchase pursuant to the Plan, and may not be relied upon by any other party or entity or referred to in any document without our express written consent.

We hereby consent to the filing of the opinion as an exhibit to the Mutual Holding Company’s Application for Conversion filed with the OTS and to the Holding Company’s Registration Statement on Form S-1 as filed with the SEC. We also consent to the references to our firm in the Prospectus contained in the Application for Conversion and Form S-1 under the captions “The Conversion and Offering-Material Income Tax Consequences” and “Legal Matters.”

Very truly yours,

Whittlesey & Hadley, P.C.